Exhibit 3.1

THIRD AMENDMENT TO THE AMENDED AND RESTATED

BYLAWS OF AYRO, INC.

Pursuant to Article VIII of the Amended and Restated Certificate of Incorporation, as amended, of AYRO, Inc., a Delaware corporation (the “Corporation”), Article X of the Amended and Restated Bylaws (as amended heretofore, the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Section 2.9 of Article II (Meetings of Stockholders) is hereby deleted in its entirety and replace with the following Bylaw:

“2.9 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the votes cast by the stockholders of such class or series or classes or series present in person or represented by proxy at the meeting, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws, or the rules and regulations of any applicable stock exchange.”

IN WITNESS WHEREOF, this Second Amendment to the Amended and Restated Bylaws of AYRO, Inc. is executed on October 10, 2023.

/s/ Thomas M. Wittenschlaeger
Name:	Thomas M. Wittenschlaeger
Title:	Chief Executive Officer